Filed Pursuant to Rule 424(b)(2)

Registration No. 333-269514

Pricing Supplement No. 12 dated January 16, 2025

(to Prospectus Supplement dated February 17, 2023

and Prospectus dated February 17, 2023)

WELLS FARGO & COMPANY

Medium-Term Notes, Series W

Senior Redeemable Fixed-to-Floating Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. The notes are unsecured obligations of Wells Fargo & Company (the “Company”), and all payments on the notes are subject to the credit risk of the Company. If the Company defaults on its obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Company and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement and prospectus.

Aggregate Principal Amount Offered:	$2,350,000,000

Trade Date:	January 16, 2025

Original Issue Date:	January 24, 2025 (T+5)

Stated Maturity Date:

January 24, 2028; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Optional Redemption:

At our option, we may redeem the notes (i) in whole, but not in part, on January 24, 2027 (the “First Par Call Date”) or (ii) in whole at any time or in part from time to time, on or after December 23, 2027, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

At our option, we may also redeem the notes, in whole at any time or in part from time to time, on any day included in the Make-Whole Redemption Period (as defined below), at a redemption price calculated as described under “Description of Debt Securities—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities.”

As used in connection with the notes:

The “Make-Whole Redemption Period” is the period commencing on, and including, January 31, 2026 and ending on, and including, January 23, 2027.

The “Make-Whole Spread” is 0.10%.

Any redemption may be subject to prior regulatory approval and will be effected pursuant to the procedures described under “Description of Debt Securities—Redemption and Repayment—Optional Redemption By Us” and “—Redemption and Repayment— Optional Make-Whole Redemption of Debt Securities”, as applicable, in the accompanying prospectus.

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from January 24, 2025

Agent Discount (Gross Spread):	0.25%

All-in Price (Net of Agent Discount):	99.75%, plus accrued interest, if any, from January 24, 2025

Net Proceeds:	$2,344,125,000

Interest Rate:

The notes will bear interest at a fixed rate from January 24, 2025 to, but excluding, January 24, 2027 (the “Fixed Rate Period”) and, if not previously redeemed, at a floating rate from, and including, January 24, 2027 to, but excluding, maturity (the “Floating Rate Period”).

Fixed Rate Terms

Fixed Rate Period:	See “Description of Debt Securities—Interest and Principal Payments” and “—Fixed Rate Debt Securities” in the accompanying prospectus for additional information.

Interest Rate:	4.90%

Interest Payment Dates:	Each January 24 and July 24, commencing July 24, 2025 and ending January 24, 2027

Benchmark:	UST 4.25% due December 31, 2026

Benchmark Yield:	4.23%

Spread to Benchmark:	+67 basis points

Re-Offer Yield:	4.90%

Floating Rate Terms

Floating Rate Period:

See “Description of Debt Securities—Interest and Principal Payments,” “—Floating Rate Debt Securities” and “—Floating Rate Debt Securities—Base Rates—Compounded SOFR Notes” in the accompanying prospectus for additional information.

Base Rate:	Compounded SOFR

Spread:	+78 basis points

Minimum Interest Rate for an Interest Period:	0% per annum

Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2027, and at maturity.

Calculation Agent:

The Calculation Agent for the notes has not been appointed, but we will appoint a Calculation Agent prior to the commencement of the Floating Rate Period. An affiliate of ours may be appointed the Calculation Agent. Neither the Security Registrar nor the Paying Agent identified below shall be named as “our designee” or as Calculation Agent.

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$1,891,750,000

Agents (Joint Lead Managers):	American Veterans Group, PBC CastleOak Securities, L.P. R. Seelaus & Co., LLC Roberts & Ryan, Inc. Samuel A. Ramirez & Company, Inc	14,100,000 14,100,000 14,100,000 14,100,000 14,100,000

Agents (Co-Managers):

ABN AMRO Capital Markets (USA) LLC

ANZ Securities, Inc.

Apto Partners, LLC

BBVA Securities Inc.

Blaylock Van, LLC

BMO Capital Markets Corp.

CaixaBank, S.A.

CAVU Securities LLC

CIBC World Markets Corp.

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

		11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000 11,750,000

Drexel Hamilton, LLC

Falcon Square Capital LLC

Guzman & Company

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MFR Securities, Inc.

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nordea Bank Abp

Penserra Securities LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

Tigress Financial Partners LLC

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

    11,750,000

	Total:	$2,350,000,000

Supplemental Plan of Distribution:

On January 16, 2025, we agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.75%, plus accrued interest, if any, from January 24, 2025. The purchase price equals the issue price of 100.00% less a discount of 0.25% of the principal amount of the notes.

To the extent any Agent that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

United States Federal Income Tax Considerations:

In the opinion of Faegre Drinker Biddle & Reath LLP, the notes should be considered variable rate debt securities that provide for stated interest at a fixed rate in addition to a qualified floating rate. See “United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Debt Securities—Variable Rate Debt Securities” in the accompanying prospectus.

Notwithstanding that we expect that the notes will be issued at par, under rules governing notes with a fixed rate in addition to a qualified floating rate, it is possible that the notes could be issued with OID. Whether the notes are issued with OID will be determined at the time of issue. Information regarding the determination of the amount of OID, if any, on the notes may be obtained by submitting a written request to Wells Fargo Bank,

National Association, Treasury Funding Desk, N9310-060, 550 South Fourth Street, Minneapolis, MN 55415-1529.

Additional tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

Security Registrar and Paying Agent:

Computershare Trust Company, N.A., acting through its office at CTSO Mail Operations, 1505 Energy Park Drive, St. Paul, MN 55108, Attn: CCT Administrator for Wells Fargo (or at such other place or places as may be designated from time to time).

CUSIP:	95000U3R2

Risk Factors

See “Risk Factors” in the accompanying prospectus for risk factors regarding the notes, including, in particular, the risk factors appearing under the heading “Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement.”